Exhibit 99.1

NEWS RELEASE

CONTACT:
Gary S. Maier Maier & Company, Inc. (310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2005 FOURTH QUARTER/ YEAR-END RESULTS

POMONA, CA – June 3, 2005 –Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported results for its fourth quarter and fiscal year ended April 1, 2005.

Net income for the fiscal fourth quarter was $3.8 million, or $0.24 per diluted share, compared with $6.3 million, or $0.41 per diluted share, a year ago. Net sales for the fiscal fourth quarter increased 8.9 percent to a record $152.5 million compared with $140.0 million last year. For the full fiscal year, net income was $14.3 million, or $0.90 per diluted share, compared with $17.7 million, or $1.16 per diluted share, a year earlier. Net sales for the fiscal year climbed 11.3 percent to $557.7 million from $501.1 million in fiscal 2004. Same store sales growth for the fourth quarter and fiscal year were 7.6% and 6.4%, respectively.

Results for the fourth quarter and the fiscal year were negatively impacted by a number of factors. Lease expense of approximately $1.2 million was booked as a result of a SFAS No. 13 adjustment which requires straight-line lease expense over the term of a lease when a lease contains fixed escalation clauses. Of this amount, $900,000 is related to prior fiscal years. As previously announced, the company wrote off $700,000 of wheel inventory in the quarter in addition to the $600,000 write-off during the third fiscal quarter. Additional expenses included Sarbanes-Oxley compliance costs of $350,000 for the quarter and $565,000 for the year. As a result of the company’s Sarbanes-Oxley compliance efforts, the company wrote-off fixed assets in the amount of $324,000 in the quarter and $439,000 for the year that were no longer in service and increased its new computer system depreciation expense by $400,000. Other expenses totaling approximately $850,000 which were booked in the fourth quarter were accounts receivable write-offs, the pending sale of the Tijuana, Mexico facility, a sales tax audit and the accrual of additional fuel costs and performance bonuses.

The company also noted that fuel expenses in the fourth quarter were $700,000 higher compared with the same quarter a year earlier and $2.2 million higher for the full fiscal year.

“Fiscal 2005 was a transition year for the company. With that behind us, we are moving forward with enthusiasm. The market dynamics of the aftermarket collision replacement parts

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business remain strong and we have worked diligently this year to position Keystone to take full advantage of the anticipated growth which will come from greater use of aftermarket parts in the repair of damaged vehicles. Body shops and insurance companies continue to seek alternative products for automotive collision repair and Keystone’s reputation and distribution network are major competitive strengths in this industry,” said Richard L. Keister, president and chief executive officer.

“In the latter half of fiscal 2005, we put a lot of effort into making certain that our inside and outside sales representatives, General Managers, Regional Managers, Financial Staff and the Executive Team were all in alignment and committed to increasing the leverage of Keystone’s market position as the leader in the industry for fiscal 2006 and beyond.

While the year-over-year profit numbers do not show improvement due primarily to the factors discussed above, I’m very proud of what we accomplished this past year and extremely optimistic about our future,” Keister said.

He indicated that management is focusing on several key initiatives in fiscal 2006, including improving inventory turns, enhancing the fulfillment rate to our customers, improved gross margins and achieving a high, single-digit organic growth rate. “Our focus in fiscal 2006 is on expanding the business and significantly improving the company’s operating leverage. Further, we are now prepared as a Team to continue our growth through acquisitions,” Keister added.

He added that Keystone converted 61 locations to its new enterprise management systems during fiscal 2005. “With the exception of our acquisition in Maine and the company’s Canadian operations, all of our locations are now on a common system. We will continue to fine-tune and develop the system to maximize its utility. In addition, we are currently working on new IT initiatives which will add value to our business — including a B2B solution for the collision repair industry,” Keister noted.

Keister also noted that in April 2005, the Company began selling the headlights for the Ford Taurus and Pontiac Grand Am which it had discontinued selling in September 2004. “We have documented that these lights meet federal standards as tested by an independent laboratory also used by NHTSA. While several insurance companies continue to suspend the use of aftermarket lighting products, the lighting manufacturers and CAPA are working together to allow CAPA certification of the most popular lighting products. The Company is optimistic that CAPA certified lights will be introduced into the market place before the end of the current fiscal year and that insurance companies will again specify aftermarket lighting in the repair of vehicles,” Keister added.

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The Company noted that its independent registered public accounting firm had not completed its audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This is expected to occur at the time of the filing of the company’s annual report on Form 10-K with the SEC. While the Company does not believe that it has any material weaknesses in its internal controls, until the auditors complete their work no assurances can be given.

Separately, the company announced it is scheduled to make a presentation at Sidoti & Company’s Second Annual Boston Emerging Growth Institutional Investor Forum in Boston at the Ritz-Carlton Boston Common on Monday, June 6, 2005 at 9:40 a.m. Eastern time. John M. Palumbo, Keystone’s chief financial officer, will review industry trends, as well as the company’s business and growth opportunities.

Teleconference and Web Cast

Richard L. Keister, president and chief executive officer, and John M. Palumbo, chief financial officer, will host an investor conference call today at 11:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal year. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.keystone-auto.com and www.vcall.com, or live by calling (877) 440-9648 with call ID number 6606168. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on both Web sites. A telephone playback of the conference call will also be available from 2:00 p.m. PDT Friday, June 3 through midnight Wednesday, June 8 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 6606168.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 129 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject

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to change based upon various factors, including but not limited to the ability to achieve the initiatives in place for fiscal 2006, the impact of increased competition and the aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles. Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission(SEC) on June 9, 2004 and in Part II,Item 5 of its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share data)

	Thirteen Weeks Ended April 1, 2005	Thirteen Weeks Ended March 26, 2004	Fifty-three Weeks Ended April 1, 2005	Fifty-two Weeks Ended March 26, 2004
	(Unaudited)	( Unaudited)	(Unaudited)
Net Sales	$152,549	$140,068	$557,705	$501,108
Cost of Sales	85,664	78,400	314,792	282,079

Gross Profit	66,885	61,668	242,913	219,029
Operating Expenses:
Selling & Distribution	46,242	40,570	167,721	148,371
General & Administrative	15,089	11,313	54,258	43,333

Operating Income	5,554	9,785	20,934	27,325
Other Income	779	557	2,881	2,235
Interest Expense	(43)	(143)	(259)	(671)

Income Before Income Taxes	6,290	10,199	23,556	28,889
Income Taxes	2,486	3,851	9,296	11,167

Net Income	$3,804	$6,348	$14,260	$17,722

Per Common Share Income
Basic:	$0.24	$0.42	$0.91	$1.18

Diluted:	$0.24	$0.41	$0.90	$1.16

Weighted average common shares outstanding:
Basic:	15,782,000	15,282,000	15,642,000	14,998,000

Diluted:	15,915,000	15,618,000	15,787,000	15,266,000

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	April 1, 2005	March 26, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,054	$3,176
Accounts receivable, net of allowance of $1,270 at April 2005 and $887 at March 2004	49,719	44,005
Inventories, primarily finished goods	119,679	107,221
Other current assets	12,018	11,532

Total current assets	185,470	165,934
Plant, property and equipment, net	31,079	30,652
Goodwill	11,309	9,662
Other intangibles, net of accumulated amortization of $3,851 at April 2005 and $3,565 at March 2004	925	1,323
Other assets	5,801	8,342

Total assets	$234,584	$215,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$—	$10,000
Accounts payable	25,950	18,598
Accrued liabilities	14,273	14,477

Total current liabilities	40,223	43,075
Other long-term liabilities	2,583	1,311
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,839,000 at April 2005 and 15,443,000 at March 2004, at stated value	93,244	89,492
Restricted Stock	460	180
Additional paid-in capital	7,696	5,967
Retained earnings	91,101	76,841
Accumulated other comprehensive loss	(723)	(953)

Total shareholders’ equity	191,778	171,527

Total liabilities and shareholders’ equity	$234,584	$215,913